                                                                  Exhibit (d)(8)

                   THE UNIVERSAL INSTITUTIONAL FUNDS, INC..
                                    Form of
  SUPPLEMENT TO MILLER ANDERSON & SHERRERD, LLP INVESTMENT ADVISORY AGREEMENT

                         Investment Grade Fixed Income

     SUPPLEMENT (the "Supplement") TO INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as The Universal Institutional Funds, Inc.) (the "Fund") and Miller Anderson & Sherrerd, LLP (the "Adviser") (the "Agreement").

                                   RECITALS

     WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

     WHEREAS, the Fund has created an additional portfolio, the Investment Grade Fixed Income Portfolio (the "Additional Portfolio").

                                  AGREEMENTS

     Now, therefore, the parties agree as follows:

     As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

     The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:


                                                              Assets
                                                              ------
      Portfolio             First $500 Million     From $500 Million to $1 Billion     More than $1 Billion

      Investment Grade
      Fixed Income


     This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     The parties listed below have executed this Supplement as of the __ day of _______________, 2000


MILLER ANDERSON                         THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
& SHERRERD, LLP



----------------------------------      ----------------------------------
Name: Lorraine Truten                   Name: Harold J. Schaaff, Jr.
Title: Principal                        Title: President